Exhibit 99.1

VIPER ENERGY PARTNERS LP, A SUBSIDIARY OF DIAMONDBACK ENERGY, INC., REPORTS THIRD QUARTER 2020 FINANCIAL AND OPERATING RESULTS

MIDLAND, Texas, November 2, 2020 (GLOBE NEWSWIRE) -- Viper Energy Partners LP (NASDAQ:VNOM) (“Viper” or the “Company”), a subsidiary of Diamondback Energy, Inc. (NASDAQ:FANG) (“Diamondback”), today announced financial and operating results for the third quarter ended September 30, 2020.
THIRD QUARTER HIGHLIGHTS
•Q3 2020 consolidated net income (including non-controlling interest) of $16.2 million; adjusted net income (as defined and reconciled below) of $7.1 million
•Consolidated Adjusted EBITDA (as defined and reconciled below) of $40.4 million and cash available for distribution to Viper’s common limited partner units (as reconciled below) of $13.9 million
•Previously announced Q3 2020 average production of 15,829 bo/d (26,409 boe/d), an increase of 10% from Q2 2020 average daily oil production and 16% year over year
•Q3 2020 cash distribution of $0.10 per common unit, representing approximately 50% of cash available for distribution; $0.21 per unit of cash available for distribution implies a 12.0% annualized distributable cash flow yield based on the October 30, 2020 unit closing price of $7.01
•Ended the third quarter with net debt of $599.1 million; total debt down $67.1 million since March 31, 2020, or a 10% reduction over the past six months
•108 total gross (4.7 net 100% royalty interest) horizontal wells turned to production on Viper’s acreage during Q3 2020 with an average lateral length of 10,022 feet
•Initiating average daily production guidance for Q4 2020 and Q1 2021 of 15,250 to 16,250 bo/d (25,500 to 27,000 boe/d)
•Narrowing full year 2020 average production guidance to 15,750 to 16,000 bo/d (26,000 to 26,500 boe/d)
•As of October 14, 2020, there were approximately 486 gross horizontal wells in the process of active development on Viper’s acreage, in which Viper expects to own an average 1.4% net royalty interest (6.6 net 100% royalty interest wells)
•Approximately 431 gross (11.2 net 100% royalty interest) line-of-sight wells that are not currently in the process of active development, but for which Viper has visibility to the potential of future development in coming quarters, based on Diamondback’s current completion schedule and third party operators’ permits
•Q2 2020 and Q3 2020 distributions reasonably estimated to not constitute dividends for U.S. federal income tax purposes; instead should generally constitute non-taxable reductions to the tax basis

“Viper’s 10% increase in oil production during the third quarter of 2020 was driven primarily by 38 of Diamondback’s 41 completions in the quarter having a roughly 10% average royalty interest net to Viper, as third-party activity remained minimal, again showcasing the differentiated relationship between Diamondback and Viper. With production already within the high end of our previously guided range, we are confident we will exit 2020 with a strong production rate, positioning Viper well to deliver robust free cash flow in 2021,” stated Travis Stice, Chief Executive Officer of Viper’s General Partner.

Mr. Stice continued, “The advantaged nature of the royalty business model with no required capital expenditures and only minimal operating expenditures, further enhanced by Viper’s best-in-class cost structure, has been highlighted during the severe industry downtown as Viper has been able to reduce total debt by 10% in just the past six months. As a direct result of this, and because of our confidence in the expected free cash flow to be generated in our forward outlook, the Board has elected to increase our distribution for the third quarter to 50% of our total cash available for distribution, up from 25% previously. With a currently anticipated forward free cash flow yield of greater than 15%, due primarily to Diamondback’s expected development plan and benefiting from punitive hedges rolling off in 2021, we look forward to continuing to increase our return of capital to unitholders over the coming quarters.”

FINANCIAL UPDATE

Viper’s third quarter 2020 average unhedged realized prices were $36.80 per barrel of oil, $1.07 per Mcf of natural gas and $12.44 per barrel of natural gas liquids, resulting in a total equivalent realized price of $25.76/boe.

During the third quarter of 2020, the Company recorded total operating income of $62.9 million and consolidated net income (including non-controlling interest) of $16.2 million.

As of September 30, 2020, the Company had a cash balance of $7.4 million and $453.5 million available under its revolving credit facility. During the third quarter of 2020, the Company repurchased $6.0 million of the outstanding principal of its 5.375% Senior Notes due 2027 (the “Notes) at a 1.5% discount to par value. Additionally, during the third quarter, Viper repaid $27.0 million in outstanding borrowings under its revolving credit facility, resulting in total debt reduction of $33.0 million. Since the end of the first quarter of 2020, Viper has now reduced total debt by $67.1 million, or a 10% reduction over this time period.

In connection with its Fall redetermination, expected to close in November 2020, Viper’s lead bank has recommended maintaining the borrowing base at $580.0 million. As a result, Viper is expected to maintain its elected commitment at $580.0 million.

THIRD QUARTER 2020 CASH DISTRIBUTION

The Board of Directors of Viper’s General Partner declared a cash distribution for the three months ended September 30, 2020 of $0.10 per common unit. The distribution is payable on November 19, 2020 to eligible common unitholders of record at the close of business on November 12, 2020. This distribution represents approximately 50% of total cash available for distribution.

On August 20, 2020, Viper made a cash distribution to its unitholders and subsequently has reasonably estimated that such distribution, as well as the distribution payable on November 19, 2020, should not constitute dividends for U.S. federal income tax purposes. Rather, these distributions should generally constitute non-taxable reductions to the tax basis of each distribution recipient’s ownership interest in

Viper. The Form 8937 containing additional information may be found on www.viperenergy.com under the “Investor Relations” section of the site.

OPERATIONS AND ACQUISITIONS UPDATE

During the third quarter 2020, there was a resumption of completion activity on our mineral and royalty acreage as commodity prices improved from historic lows witnessed during the second quarter of 2020. As a result, during the third quarter, Viper estimates that 108 gross (4.7 net 100% royalty interest) horizontal wells with an average royalty interest of 4.3% were turned to production on its existing acreage position with an average lateral length of 10,022 feet. Of these 108 gross wells, Diamondback is the operator of 38 with an average royalty interest of 9.9%, and the remaining 70 gross wells, with an average royalty interest of 1.3%, are operated by third parties.

During the third quarter of 2020, Viper did not complete any acquisitions. However, during the third quarter, the Company sold 18 net royalty acres in the Permian Basin for an aggregate of approximately $2.1 million, subject to post-closing adjustments. As a result of the divestitures, Viper’s footprint of mineral and royalty interests as of September 30, 2020 was 24,696 net royalty acres.

The following table summarizes Viper’s gross well information as of October 14, 2020:

	As of October 14, 2020
	Diamondback Operated	Third Party Operated	Total
Horizontal wells turned to production:
Gross wells	38	70	108
Net 100% royalty interest wells	3.8	0.9	4.7
Average percent net royalty interest	9.9%	1.3%	4.3%

Horizontal producing well count:
Gross wells	1,121	3,427	4,548
Net 100% royalty interest wells	88.2	52.6	140.8
Average percent net royalty interest	7.9%	1.5%	3.1%

Horizontal active development well count:
Gross wells	71	415	486
Net 100% royalty interest wells	3.5	3.1	6.6
Average percent net royalty interest	5.0%	0.7%	1.4%

Line of sight wells:
Gross wells	110	321	431
Net 100% royalty interest wells	7.4	3.9	11.2
Average percent net royalty interest	6.7%	1.2%	2.6%

Despite the continued depressed commodity price environment, there continues to be active development across Viper’s asset base, however, near-term activity is expected to be driven primarily by Diamondback operations. The 486 gross wells currently in the process of active development are those wells that have been spud and are expected to be turned to production within approximately the next six to eight months. The 431 line-of-sight wells are those that are not currently in the process of active development, but for which Viper has reason to believe that they will be turned to production within approximately the next 15 to 18 months. The expected timing of these line-of-sight wells is based primarily on permitting by third party operators or Diamondback’s current expected completion schedule. Existing permits or active development of our royalty acreage does not ensure that those wells will be turned to production given the current depressed oil prices.

GUIDANCE UPDATE

Below is Viper’s revised guidance for the full year 2020, as well as average production guidance for Q4 2020 and Q1 2021.

Viper Energy Partners

Q4 2020 / Q1 2021 Net Production - MBo/d	15.25 - 16.25
Q4 2020 / Q1 2021 Net Production - MBoe/d	25.50 - 27.00
Full Year 2020 Net Production - MBo/d	15.75 - 16.00
Full Year 2020 Net Production - MBoe/d	26.00 - 26.50

Unit costs ($/boe)
Depletion	$9.50 - $11.00
Cash G&A	$0.60 - $0.80
Non-Cash Unit-Based Compensation	$0.10 - $0.25
Interest Expense(1)	$3.25 - $3.50

Production and Ad Valorem Taxes (% of Revenue) (2)	7% - 8%
(1)Assumes actual interest expense through Q3 2020 plus expected interest expense for Q4 2020 assuming $480mm in principal of Sr. Notes and $125mm drawn on the revolver.
(2)Includes production taxes of 4.6% for crude oil and 7.5% for natural gas and NGLs and ad valorem taxes.

CONFERENCE CALL

Viper will host a conference call and webcast for investors and analysts to discuss its results for the third quarter of 2020 on Tuesday, November 3, 2020 at 10:00 a.m. CT. Participants should call (844) 400-1537 (United States/Canada) or (703) 326-5198 (International) and use the confirmation code 3361815. A telephonic replay will be available from 1:00 p.m. CT on Tuesday, November 3, 2020 through Tuesday, November 10, 2020 at 1:00 p.m. CT. To access the replay, call (855) 859-2056 (United States/Canada) or (404) 537-3406 (International) and enter confirmation code 3361815. A live broadcast of the earnings conference call will also be available via the internet at www.viperenergy.com under the “Investor Relations” section of the site. A replay will also be available on the website following the call.

About Viper Energy Partners LP
Viper is a limited partnership formed by Diamondback to own, acquire and exploit oil and natural gas properties in North America, with a focus on owning and acquiring mineral and royalty interests in oil-weighted basins, primarily the Permian Basin and the Eagle Ford Shale. For more information, please visit www.viperenergy.com.
About Diamondback Energy, Inc.
Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.
Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Viper assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events, including specifically the statements regarding the current adverse industry and macroeconomic conditions, depressed commodity prices, production levels on properties in which Viper has mineral and royalty interests, any potential regulatory action that may impose production limits on Viper’s royalty acreage, the acquisitions or dispositions, Diamondback’s plans for the acreage discussed above, development activity by other operators, Viper’s cash distribution policy and the impact of the ongoing COVID-19 pandemic. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Viper. Information concerning these risks and other factors can be found in Viper’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Viper undertakes no obligation to update or revise any forward-looking statement.

Viper Energy Partners LP
Consolidated Balance Sheets
(unaudited, in thousands, except unit amounts)

	September 30,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$7,374	$3,602
Royalty income receivable (net of allowance for credit losses)	32,108	58,089
Royalty income receivable—related party	14,911	10,576
Other current assets	371	397
Total current assets	54,764	72,664
Property:
Oil and natural gas interests, full cost method of accounting ($1,452,248 and $1,551,767 excluded from depletion at September 30, 2020 and December 31, 2019, respectively)	2,930,869	2,868,459
Land	5,688	5,688
Accumulated depletion and impairment	(398,678)	(326,474)
Property, net	2,537,879	2,547,673
Deferred tax asset (net of allowance)	—	142,466
Other assets	8,057	22,823
Total assets	$2,600,700	$2,785,626
Liabilities and Unitholders’ Equity
Current liabilities:
Accounts payable	$95	$—
Accounts payable—related party	—	150
Accrued liabilities	20,831	13,282
Derivative instruments	23,263	—
Total current liabilities	44,189	13,432
Long-term debt, net	597,880	586,774
Derivative instruments	5,487	—
Total liabilities	647,556	600,206
Commitments and contingencies
Unitholders’ equity:
General partner	829	889
Common units (67,850,632 units issued and outstanding as of September 30, 2020 and 67,805,707 units issued and outstanding as of December 31, 2019)	725,625	929,116
Class B units (90,709,946 units issued and outstanding September 30, 2020 and December 31, 2019)	1,055	1,130
Total Viper Energy Partners LP unitholders’ equity	727,509	931,135
Non-controlling interest	1,225,635	1,254,285
Total equity	1,953,144	2,185,420
Total liabilities and unitholders’ equity	$2,600,700	$2,785,626

Viper Energy Partners LP
Consolidated Statements of Operations
(unaudited, in thousands, except per unit data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Operating income:
Royalty income	$62,584	$71,080	$171,857	$201,950
Lease bonus income	40	698	1,685	3,607
Other operating income	318	10	761	15
Total operating income	62,942	71,788	174,303	205,572
Costs and expenses:
Production and ad valorem taxes	5,049	4,731	14,306	12,812
Depletion	24,780	18,697	72,204	51,408
General and administrative expenses	1,811	1,805	6,160	5,223
Total costs and expenses	31,640	25,233	92,670	69,443
Income from operations	31,302	46,555	81,633	136,129
Other income (expense):
Interest expense, net	(8,238)	(3,827)	(24,870)	(11,089)
Gain (loss) on derivative instruments, net	(5,084)	—	(47,469)	—
Gain (loss) on revaluation of investment	(1,984)	336	(8,661)	3,978
Other income, net	188	553	1,111	1,756
Total other expense, net	(15,118)	(2,938)	(79,889)	(5,355)
Income (loss) before income taxes	16,184	43,617	1,744	130,774
Provision for (benefit from) income taxes	—	(7,480)	142,466	(41,908)
Net income (loss)	16,184	51,097	(140,722)	172,682
Net income (loss) attributable to non-controlling interest	16,948	43,151	23,963	128,692
Net income (loss) attributable to Viper Energy Partners LP	$(764)	$7,946	$(164,685)	$43,990

Net income (loss) attributable to common limited partner units:
Basic	$(0.01)	$0.13	$(2.43)	$0.73
Diluted	$(0.01)	$0.13	$(2.43)	$0.73
Weighted average number of common limited partner units outstanding:
Basic	67,847	62,645	67,832	60,267
Diluted	67,847	62,678	67,832	60,296

Viper Energy Partners LP
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Cash flows from operating activities:
Net income (loss)	$16,184	$51,097	$(140,722)	$172,682
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for (benefit from) income taxes	—	(7,541)	142,466	(42,077)
Depletion	24,780	18,697	72,204	51,408
(Gain) loss on derivative instruments, net	5,084	—	47,469	—
Net cash payments on derivatives	(16,164)	—	(18,718)	—
(Gain) loss on extinguishment of debt	20	—	6	—
(Gain) loss on revaluation of investment	1,984	(336)	8,661	(3,978)
Amortization of debt issuance costs	578	235	1,730	676
Non-cash unit-based compensation	275	449	945	1,326
Changes in operating assets and liabilities:
Royalty income receivable	10	3,531	25,981	(4,465)
Royalty income receivable—related party	(13,994)	(4,995)	(4,335)	(10,544)
Accounts payable and accrued liabilities	8,476	1,417	7,644	(821)
Accounts payable—related party	—	—	(150)	—
Income tax payable	—	61	—	169
Other current assets	110	(107)	25	(148)
Net cash provided by (used in) operating activities	27,343	62,508	143,206	164,228
Cash flows from investing activities:
Acquisitions of oil and natural gas interests	764	(194,465)	(64,508)	(319,696)
Funds held in escrow	—	5,715	—	(7,500)
Proceeds from sale of assets	2,098	—	2,098	—
Proceeds from the sale of investments	5,262	—	5,262	—
Net cash provided by (used in) investing activities	8,124	(188,750)	(57,148)	(327,196)
Cash flows from financing activities:
Proceeds from borrowings under credit facility	3,000	197,000	95,000	368,000
Repayment on credit facility	(30,000)	—	(65,000)	(369,500)
Debt issuance costs	(46)	(91)	(90)	(349)
Repayment of senior notes	(5,910)	—	(19,697)	—
Proceeds from public offerings	—	—	—	340,860
Public offering costs	—	—	—	(221)
Units purchased for tax withholding	(1)	—	(384)	(353)
Distributions to General Partner	(20)	(20)	(60)	(60)
Distributions to public	(2,015)	(29,099)	(38,943)	(78,590)
Distributions to Diamondback	(2,764)	(34,400)	(53,112)	(99,543)
Net cash provided by (used in) financing activities	(37,756)	133,390	(82,286)	160,244
Net increase (decrease) in cash	(2,289)	7,148	3,772	(2,724)
Cash and cash equivalents at beginning of period	9,663	12,804	3,602	22,676
Cash and cash equivalents at end of period	$7,374	$19,952	$7,374	$19,952

Supplemental disclosure of cash flow information:
Interest paid	$1,278	$8,500	$19,196	$10,882

Viper Energy Partners LP
Selected Operating Data
(unaudited)

	Three Months Ended September 30, 2020	Three Months Ended June 30, 2020	Three Months Ended September 30, 2019
Production Data:
Oil (MBbls)	1,456	1,315	1,258
Natural gas (MMcf)	3,111	2,685	1,710
Natural gas liquids (MBbls)	455	467	413
Combined volumes (MBOE)(1)	2,430	2,230	1,956

Average daily oil volumes (BO/d)(2)	15,829	14,453	13,674
Average daily combined volumes (BOE/d)(2)	26,409	24,508	21,266

Average sales prices(2):
Oil ($/Bbl)	$36.80	$21.00	$51.53
Natural gas ($/Mcf)	$1.07	$0.46	$1.28
Natural gas liquids ($/Bbl)	$12.44	$7.69	$9.84
Combined ($/BOE)(3)	$25.76	$14.55	$36.33

Oil, hedged ($/Bbl)(4)	$27.65	$22.39	$51.53
Natural gas, hedged ($/Mcf)(4)	$0.16	$(1.01)	$1.28
Natural gas liquids ($/Bbl)(4)	$12.44	$7.69	$9.84
Combined price, hedged ($/BOE)(4)	$19.11	$13.60	$36.33

Average Costs ($/BOE):
Production and ad valorem taxes	$2.08	$1.39	$2.42
General and administrative - cash component(5)	0.63	0.63	0.69
Total operating expense - cash	$2.71	$2.02	$3.11

General and administrative - non-cash stock compensation expense	$0.11	$0.13	$0.23
Interest expense, net	$3.39	$3.44	$1.96
Depletion	$10.20	$10.21	$9.56
(1)Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.
(2)Average daily volumes and average sales prices presented are based on actual production volumes and not calculated utilizing the rounded production volumes presented in the table above.
(3)Realized price net of all deducts for gathering, transportation and processing.
(4)Hedged prices reflect the effect of our matured commodity derivative transactions on our average sales prices. Our calculation of such effects includes realized gains and losses on cash settlements for commodity derivatives, which we do not designate for hedge accounting. We did not have any derivative contracts prior to February of 2020.
(5)Excludes non-cash stock compensation for the respective periods presented.

NON-GAAP FINANCIAL MEASURES
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Viper defines Adjusted EBITDA as net income (loss) plus interest expense, net, non-cash unit-based compensation expense, depletion, (gain) loss on revaluation of investments, non-cash (gain) loss on derivative instruments, (gain) loss on extinguishment of debt and provision for (benefit from) income taxes, if any. Adjusted EBITDA is not a measure of net income as determined by United States’ generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA is useful because it allows them to more effectively evaluate Viper’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income, royalty income, cash flow from operating activities or any other measure of financial performance or liquidity presented as determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Viper defines cash available for distribution generally as an amount equal to its Adjusted EBITDA for the applicable quarter less cash needed for income taxes payable, debt service, contractual obligations, fixed charges and reserves for future operating or capital needs that the board of directors of Viper’s general partner may deem appropriate, common units repurchased for tax withholding, dividend equivalent rights and preferred distributions. Viper’s computations of Adjusted EBITDA and cash available for distribution may not be comparable to other similarly titled measures of other companies or to such measure in its credit facility or any of its other contracts.

The following tables present a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and cash available for distribution to the GAAP financial measure of net loss.

Viper Energy Partners LP
(unaudited, in thousands, except per unit data)

Three Months Ended September 30, 2020
Net income (loss)	$16,184
Interest expense, net	8,238
Non-cash unit-based compensation expense	275
Depletion	24,780
(Gain) loss on revaluation of investment	1,984
Non-cash (gain) loss on derivative instruments	(11,080)
(Gain) loss on extinguishment of debt	20
Consolidated Adjusted EBITDA	40,401
Less: Adjusted EBITDA attributable to non-controlling interest(1)	23,113
Adjusted EBITDA attributable to Viper Energy Partners LP	$17,288

Adjustments to reconcile Adjusted EBITDA to cash available for distribution:
Debt service, contractual obligations, fixed charges and reserves	$(3,297)
Units repurchased for tax withholding	(1)
Units - dividend equivalent rights	(2)
Preferred distributions	(45)
Cash available for distribution to Viper Energy Partners LP unitholders	$13,943

Common limited partner units outstanding	67,851

Cash available for distribution per limited partner unit	$0.21
Cash per unit approved for distribution	$0.10
(1) Does not take into account special income allocation consideration.
Adjusted net income (loss) is a non-GAAP financial measure equal to net income (loss) attributable to Viper adjusted for non-cash (gain) loss on derivative instruments, (gain) loss on revaluation of investments, (gain) loss on extinguishment of debt, valuation for deferred tax asset and related income tax adjustments, if any. The Company’s computation of adjusted net income may not be comparable to other similarly titled measures of other companies or to such measure in our credit facility or any of our other contracts.

The following table presents a reconciliation of adjusted net income (loss) to net income (loss):

Viper Energy Partners LP
Adjusted Net Income (Loss)
(unaudited, in thousands, except per unit data)

Three Months Ended September 30, 2020
Net income (loss)	$16,184
Non-cash (gain) loss on derivative instruments, net	(11,080)
(Gain) loss on revaluation of investments	1,984
(Gain) loss on extinguishment of debt	20
Adjusted net income (loss)	7,108
Less: Adjusted net income (loss) attributed to non-controlling interests	7,317
Adjusted net income (loss) attributable to Viper Energy Partners LP	$(209)

Adjusted net income (loss) attributable to limited partners per common unit	$(0.003)

RECONCILIATION OF LONG-TERM DEBT TO NET DEBT

The Partnership defines net debt as debt less cash equivalents. Net debt should not be considered an alternative to, or more meaningful than, total debt, the most directly comparable GAAP measure. Management uses net debt to determine the Partnership's outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand. The Partnership believes this metric is useful to analysts and investors in determining the Partnership's leverage position because the Partnership has the ability to, and may decide to, use a portion of its cash and cash equivalents to reduce debt.

	September 30, 2020	Net Q3 Principal Borrowings/(Repayments)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
	(in thousands)
Total long-term debt(1)	$606,438	$(33,000)	$639,438	$673,500	$596,500	$409,500
Cash and cash equivalents	(7,374)		(9,663)	(40,271)	(3,602)	(19,952)
Net debt	$599,064		$629,775	$633,229	$592,898	$389,548
(1) Excludes debt issuance, discounts & premiums.

Derivatives

As of the filing date, the Company had the following outstanding derivative contracts. The Company’s derivative contracts are based upon reported settlement prices on commodity exchanges, with crude oil derivative settlements based on New York Mercantile Exchange West Texas Intermediate pricing and Crude Oil Brent and with natural gas derivative settlements based on the New York Mercantile Exchange Henry Hub pricing. When aggregating multiple contracts, the weighted average contract price is disclosed.

	Crude Oil (Bbls/day, $/Bbl)
	Q4 2020	FY 2021
Swaps - WTI (Cushing)	1,000	—
	$27.45	$—
Collars - WTI (Cushing)	14,000	10,000
Floor Price	$28.86	$30.00
Ceiling Price	$32.33	$43.05
Deferred Premium Call Options - WTI (Cushing)	8,000	—
Premium	$(1.89)	$—
Strike Price ($/Bbl)	$45.00	$—
Basis Swaps - WTI (Midland-Cushing)	4,000	—
	$(2.60)	$—

	Natural Gas (Mmbtu/day, $/Mmbtu)
	Q4 2020	FY 2021
Natural Gas Basis Swaps - Waha Hub	25,000	—
	$(2.07)	$—

Investor Contacts:
Adam Lawlis
+1 432.221.7467
alawlis@viperenergy.com

Austen Gilfillian
+1 432.221.7420
agilfillian@viperenergy.com

Source: Viper Energy Partners LP; Diamondback Energy, Inc.